UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 22, 2006

EXCO RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Texas	0-9204	74-1492779
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

12377 Merit Drive
Suite 1700, LB 82
Dallas, Texas		75251
(Address of principal		(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (214) 368-2084

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Purchase Agreement

On December 22, 2006, Vernon Holdings, LLC (“Purchaser”), a wholly-owned subsidiary of EXCO Resources, Inc. (“EXCO”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Anadarko Petroleum Corporation (“APC”) and Anadarko Gathering Company (“AGC” and, together with APC, “Anadarko”), whereby, subject to the terms and conditions in the Purchase Agreement,  Purchaser will acquire substantially all of the oil and gas properties and related assets, including hedges in respect of a significant portion of estimated production for 2007, 2008 and 2009 (collectively, the “Assets”), of Anadarko in the Vernon and Ansley Fields located in Jackson Parish, Louisiana (the “Acquisition”).

Purchaser will pay Anadarko a purchase price of approximately $1.6 billion in cash for the Assets, subject to certain purchase price adjustments.  The purchase price will be:  (i) reduced by proceeds earned (including, from the sale of hydrocarbons), and increased by costs incurred, with respect to the operation of the Assets during the period from 7:00 a.m., local time, on November 1, 2006 (the “Effective Time”), to the closing date, (ii) reduced by the aggregate amount of material title defects and material environmental defects exceeding $32 million, (iii) increased by the aggregate amount of material aggregate title benefits exceeding $32 million, (iv) reduced by the aggregate amounts payable to owners of working interests and other interests in the Assets held in suspense as of the closing date, (v) increased or reduced by the net amount of any gas imbalances as of the Effective Time, and (vi) increased by the value of merchantable stored hydrocarbons attributable to the Assets as of the Effective Time.

The Purchase Agreement contains customary representations, warranties and covenants.  The acquisition is expected to close on or about March 30, 2007, subject to the satisfaction of various closing conditions, including, among others, (i) the termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the aggregate amount of uncured title defects, environmental defects and casualty losses, net of title benefits, not exceeding $160 million, and (iii) the sum of allocated values not exceeding $32 million for any Assets that are retained by Anadarko because of the failure to obtain, prior to closing, third-party consents required to transfer such Assets.

Concurrently with the execution of the Purchase Agreement, Purchaser deposited with Anadarko an earnest money deposit (the “Deposit”) in the amount of $80 million to be applied against the purchase price at closing or, if Anadarko terminates the Purchase Agreement because Purchaser has materially breached Purchaser’s representations, warranties or covenants under the Purchase Agreement, to be retained by Anadarko, as its sole and exclusive remedy, as liquidated damages.  If the Purchase Agreement is terminated for any reason other than as stated in the preceding sentence, Anadarko is obligated to return the Deposit to Purchaser.

Anadarko has agreed to indemnify Purchaser after the closing, subject to certain limitations, for losses incurred by Purchaser to the extent resulting from, arising out of or relating to (i) Anadarko’s breach of any representation or warranty of Anadarko contained in the Purchase Agreement or in any certificates furnished in connection therewith, (ii) Anadarko’s failure to perform any covenant or agreement contained in the Purchase Agreement or in any certificates furnished in connection therewith, (iii) liabilities associated with assets or properties not part of the Assets, (iv) scheduled litigation and other proceedings and other litigation and other proceedings that arise out of or are attributable to Anadarko’s ownership or operation of the Assets after December 22, 2006 but before the closing, (v) litigation and other proceedings that arise after closing for personal injury or death arising and occurring before the closing which is attributable to Anadarko’s ownership or operation of the Assets, (vi) obligations or liabilities attributable to scheduled incidences of noncompliance with laws by Anadarko, (vii) certain retained employee liabilities, and (viii) any off-site environmental liabilities occurring prior to the closing that relate to the Assets.  Purchaser has agreed to indemnify Anadarko after the closing, subject to certain limitations, for losses incurred by Anadarko to the extent resulting from, arising out of or relating to (a) Purchaser’s breach of any representation or warranty of Purchaser contained in the Purchase Agreement or in any certificates furnished in connection therewith, (b) Purchaser’s failure to perform any covenant or agreement contained in the Purchase Agreement or in any certificates furnished in connection therewith, (c) the ownership, use or operation of the Assets after the Effective Time, (d) other than off-site environmental liabilities retained by Anadarko, any environmental liabilities associated with the Assets, and (e) certain obligations and liabilities of Anadarko with respect to the Assets that will be assumed by Purchaser at the closing.  Neither Anadarko, on the one hand, nor Purchaser, on the other hand, will be obligated to indemnify the other (and other related indemnified persons specified in the Purchase Agreement) for losses until the amount of all losses incurred by such person and such other indemnified persons exceeds, in the aggregate, $40 million (the “Deductible”), in which event the party seeking indemnification may recover all losses incurred in excess of the Deductible, up to a maximum liability of $400 million.

In connection with the acquisition, hedges in respect of a significant portion of estimated production for 2007, 2008 and 2009 were entered into by the seller and will be assumed by EXCO.

To ensure that EXCO has sufficient financing to complete the acquisition, EXCO received a Commitment Letter dated as of December 22, 2006, from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., providing for a senior secured revolving credit facility in the amount of $1.5 billion and a bridge loan facility in the amount of $545 million (collectively, the “Credit Facilities”).  If used to finance the acquisition, the Credit Facilities will contain customary representations, warranties and covenants, and the closing of the Credit Facilities will be subject to the satisfaction of customary closing conditions.  EXCO is also considering other financing alternatives.

Guaranty

On December 22, 2006, in connection with the Purchase Agreement, EXCO entered into an agreement (the “Guaranty”) with Anadarko to guarantee Purchaser’s payment obligations and Purchaser’s performance of all covenants required to be performed by it pursuant to the terms of the Purchase Agreement and ancillary documents delivered in connection therewith (the “Obligations”).  EXCO is the primary obligor under the Guaranty and must pay or perform, or cause the payment or performance, of any Obligation not punctually paid or performed when due by Purchaser.  EXCO is not obligated to pay or perform any Obligation to the extent that Purchaser would not be required to pay or perform such Obligation due to any defenses available to Purchaser.

Item 7.01 Regulation FD Disclosure.

On December 26, 2006, EXCO issued a press release announcing the signing of the Purchase Agreement, a copy of which is furnished as Exhibit 99.1. In accordance with general instruction B.2 to Form 8-K, such information is being “furnished” and shall not be deemed “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any other filing under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date on which the information required by Item 2.01 of this Current Report on Form 8-K is required to be filed.

(b)   Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date on which the information required by Item 2.01 of this Current Report on Form 8-K is required to be filed.

(d)   Exhibits.

99.1    Press Release, dated December 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: December 29, 2006	By:	/S/ J. DOUGLAS RAMSEY
J. Douglas Ramsey, Ph.D.
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated December 26, 2006